EXHIBIT 10.1

Aesthetica, Ltd.

Medicis Pharmaceutical Corp.
Medicis Aesthetics Holdings, Inc.
8125 North Hayden Road
Scottsdale, Arizona 85258

Dated as of March 13, 2006

Jean-Luc Bélingard	Alistair Stokes
President and CEO	Chief Executive Officer
Ipsen S.A.	Ipsen Ltd.
42 Rue du Docteur Blanche	190 Bath Road
75016 Paris	Slough, Berkshire SL1 3XE
France	United Kingdom

RE:	Development and Distribution Agreement of 13 March 2006 between Aesthetica, Ltd. And Ipsen Ltd. (the “DDA”)

Dear Mr. Bélingard and Mr. Stokes:

      The parties are concurrently signing and exchanging the signature pages to the DDA, the Trademark Assignment Agreement between the parties, the Trademark License Agreement between the parties, the side letter between the parties relating to the execution of a European Union Development and Distribution Agreement, a side letter between the parties pertaining to the Dysport® botulinum toxin product and the Parent Guarantee between Medicis Pharmaceutical Corporation and Ipsen Ltd. (collectively, the “Agreements”). This letter is to confirm our agreement that, notwithstanding any provision in the Agreements to the contrary (including, without limitation, Section 20.3 of the DDA), the Agreements will become effective on, but not until, the Termination Date under that certain Termination Agreement dated as of December 20, 2005 by and between Ipsen and Inamed Corporation. By my signature below, Aesthetica, Ltd., Medicis Pharmaceutical Corp. and Medicis Aesthetics Holdings, Inc. agree to the terms of this letter agreement. Mr. Bélingard and Mr. Stokes, if Ipsen also agrees to the terms of this letter agreement, please indicate so by signing and returning to me one (1) original of this letter agreement with your signatures together with executed signature pages of the Agreements.

      This letter agreement shall be governed by and interpreted in accordance with the laws of the state of New York, without reference to its conflicts of laws principles. The parties hereby submit to the exclusive jurisdiction of the New York courts, both state and federal, in all matters concerning this letter agreement.

      If any part of this letter agreement is held invalid, the rest of it will still be enforced and the invalid part will be deemed modified as needed to effectuate the parties’ intent.

      This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Notwithstanding anything to the contrary herein, this letter agreement shall terminate on March 31, 2006 if the Termination Agreement with Inamed terminates on March 31, 2006, as provided in article 2.c thereof. The Termination Date referred herein shall be extended by the same duration of time as the termination date of the Termination Agreement.

Sincerely yours,

/s/ Jonah Shacknai
Jonah Shacknai
Chief Executive Officer
Aesthetica Ltd., Medicis Pharmaceutical Corp.
And Medicis Aesthetics Holdings, Inc.

Agreed to as of this 13th day of March 2006.

/s/ Jean-Luc Bélingard	/s/ Alistair Stokes
Jean-Luc Bélingard President and CEO Ipsen S.A.	Alistair Stokes Chief Executive Officer Ipsen Ltd.